Exhibit 99.2

GeoPharma Reports Second Quarter Results

LARGO, Fla., Nov. 14 /PRNewswire-FirstCall/ — GeoPharma, Inc. (Nasdaq: GORX) today announced financial results for the three months ended September 30, 2007. “Although, the second quarter proved to be a challenging one for GeoPharma, many recent positive developments allow the company to look forward with continued confidence and optimism”, stated GeoPharma CEO Mihir K. Taneja. “Two major developments for the Company including the completion of the Dynamic Health Products Inc. (“Dynamic”) acquisition, as well as the FDA approval of our first generic drug offering, Carprofen, are prime examples of the company’s growing advancement opportunities”. “We maintain the belief that GeoPharma is well positioned to finish the year strongly, with new manufacturing contracts coming online, the overhead inventory supply of a major manufacturing client eliminated and the addition of new revenues and income generated from manufacturing Carprofen and the Dynamic acquisition”. “Furthermore, we continue to make progress on the 12 ANDAs as well as other drug products in the pipeline”. “The company will obviously expound on all new developments as they reveal themselves in the next 1, 3, and 6 month periods”.

Q2 Financial Summary

—	Total revenues for the second quarter ended September 30, 2007 were $6.0 million as compared to the first quarter continuing operation revenues for the three months ended June 30, 2007 of $6.8 million. The June 30, 2007 revenue of $6.8 million excludes the PBM discontinued segment revenues of $2.9 million in order for comparison purposes.

—	Gross Profits for the second quarter ended September 30, 2007 were $1.2 million as compared to the first quarter continuing operations gross profits for June 2007 quarter of $1.5 million. The June 30, 2007 gross profits of $1.5 million excludes the PBM discontinued segment gross profits of $21,000 in order for comparison purposes.

—	Selling, general and administrative expenses, exclusive of depreciation and amortization were $3.7 million for the quarter ended September 2007 as compared to $3.0 million for the quarter ended June 2007. Increases this quarter were attributable to higher costs related to business expansion such as rents, payrolls and related insurances in addition to costs incurred for integrating the EZ-Med acquisition consummated in June 2007.

—	Research and development (“R&D”) expenditures for the three months ended September 30, 2007 totaled approximately $366,000 all of which was charged as an expense to operations as compared to $426,000 of R&D expense for June 2007.

—	Net loss for the September quarter 2007 was $(1.7) million as compared to the June 2007 net loss of $(1.1) million. Net loss per share for the September quarter 2007 was $(0.15) as compared to the June 2007 quarter net loss of $(0.11).

See the financial tables that follow.

ABOUT GEOPHARMA, INC.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.onlineihp.com and www.hoodiadexl10.com

CONFERENCE CALL INFORMATION

GeoPharma will host a conference call to discuss results on Wednesday, November 14, 2007 at 11:30 (ET) with CEO, Mihir Taneja and VP/CFO, Carol Dore- Falcone. Interested parties may participate in the conference call by dialing 1-866-831-6234 and entering pass code 35259037, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:30 PM (ET) on November 14 through November 21, by dialing 1-888-286- 8010 and entering pass code 38097544.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

GAAP FINANCIAL TABLES FOLLOW

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Revenues:
PBM (a discontinued operation)	$—	$4,673,611	$—	$9,551,393
Distribution	1,360,751	3,323,298	3,217,271	6,495,174
Manufacturing	4,660,406	8,643,527	9,582,511	15,028,499
Pharmaceutical	—	38,360	41,199	251,846
Total revenues	$6,021,157	$16,678,796	$12,840,981	$31,326,911
Cost of goods sold:
PBM (a discontinued operation)	—	4,637,583	—	9,476,037
Distribution	721,542	1,384,061	1,737,435	2,762,226
Manufacturing (excluding depreciation and amortization presented below)	3,325,080	5,759,086	6,785,716	10,308,317
Pharmaceutical	740,755	233,082	1,573,380	608,700
Total cost of goods sold	$4,787,377	$12,013,812	$10,096,531	$23,155,280
Gross profit:
PBM (a discontinued operation)	—	36,028	—	75,356
Distribution	639,209	1,939,237	1,479,836	3,732,948
Manufacturing	1,335,326	2,884,441	2,796,795	4,820,182
Pharmaceutical	(553,805)	(194,722)	(1,532,181)	(356,854)
Total gross profit	$1,233,780	$4,664,984	$2,744,450	$8,171,631
Selling, general and administrative expenses:
Selling, general and administrative expenses	3,430,179	3,307,757	6,307,385	5,931,207
Stock option compensation expense	264,247	427,675	420,837	855,350

Depreciation and amortization	372,231	245,565	819,358	481,627
Selling, general and administrative expenses	4,066,657	3,980,997	7,547,580	7,268,184
Operating income (loss) before other income and expense, minority interest, income taxes and discontinued operations	$(2,832,877)	$683,987	$(4,803,130)	$903,447
Other income (expense), net:
Other income (expense), net	126	166,197	2,249	164,301
Interest income (expense), net	124,296	(25,204)	84,505	(28,617)
Total other income (expense), net	$124,422	$140,993	$86,754	$135,684
Income (loss) before minority interest, income taxes and discontinued operations	$(2,708,455)	$824,980	$(4,716,376)	$1,039,131
Minority interest benefit (expense)	216,793	327,057	442,456	664,328
Income tax benefit (expense)	877,802	(284,000)	1,685,402	(588,000)
Net income (loss) from continuing operations	$(1,613,860)	$868,037	$(2,588,518)	$1,115,459
Discontinued operations:
Revenues: PBM	$—	$—	$2,925,139	$—
Cost of goods sold: PBM	—	—	2,904,274	—
Gross profit: PBM	$—	$—	$20,865	$—
Selling, general and administrative expenses: PBM	—	—	20,785	—
PBM segment exit income (expense)	—	—	8,300	—
Discontinued operations net income (net of income tax)	$—	$—	$8,380	$—
Net income (loss)	$(1,613,860)	$868,037	$(2,580,138)	$1,115,459
Preferred stock dividends	100,002	75,000	208,335	150,000
Net income (loss) available to common shareholders	$(1,713,862)	$793,037	$(2,788,473)	$965,459
Basic income (loss) per share	$(.15)	$.08	$(.25)	$.10
Basic weighted average number of common shares outstanding	11,436,721	9,927,195	11,398,371	9,907,322
(Diluted income (loss) per share	$(.15)	$.07	$(.25)	$.08
Diluted weighted average number of common shares outstanding	11,436,721	13,331,543	11,398,371	13,311,670

SOURCE GeoPharma, Inc.